Exhibit 2.3

AGREEMENT OF PURCHASE AND SALE OF STOCK

THIS AGREEMENT OF PURCHASE AND SALE OF STOCK (“Agreement”) is made this 30th  day of November, 2009, by and between U.S. Laboratories, Inc., a Delaware corporation (“Seller”), and  NQA, Inc., a Massachusetts corporation (“Buyer”).

R E C I T A L S

WHEREAS, Seller is the sole shareholder of Unitek Technical Services, Inc., a Delaware corporation (“Unitek”); and

WHEREAS, Unitek is engaged in the business of providing Supply Chain Management services, including but not limited to inspection and verification services, to various clients and industries as per the client list as of the date of closing (the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer is willing to purchase from Seller, all of the issued and outstanding shares of capital stock of Unitek (the “Shares”); and

WHEREAS, Buyer and Seller intend that immediately following the purchase by Buyer from Seller of the Shares, Seller will cease to operate the Business in the United States of America and that thereafter Seller and Seller’s affiliates shall not compete with Unitek in the United States of America to the extent set forth in Section 9.2.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                             PURCHASE AND SALE OF SHARES

1.1                           Sale and Transfer of Shares.  Subject to the terms and conditions of this Agreement and based upon the representations, warranties and covenants of the parties, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller 100 Shares of common stock of Unitek.  On the Closing Date, Unitek will own the following assets free and clear of any encumbrances (the “Assets”):

(a)                  Contracts.   The contracts, contract rights, sales proposals, open quotations, and bids to clients and potential clients, provided the same were made in the ordinary course of business with no discounts or extraordinary provisions at the time of Closing, listed on Exhibit “A” attached hereto and incorporated herein by this reference (the “Contracts”);

(b)                  Records and Other Information.  All records of Unitek relating to the Business, including property records, corporate stock and minute books together with the corporate seal,  production records, e-mails (including all employees’ historical e-mails), audit files, certification body records, engineering records, contract records, accounting records, sales data and records, customer lists and other information relating to customers, lists of potential customers, catalogues, brochures, suppliers’ names, mailing lists and any art work, photographic and advertising materials (the “Records”);

(c)                  Other Assets.  All security and other deposits made by or for the benefit of the Business (“Deposits”) and relating to any of the foregoing Assets, all prepaid expenses of any kind or nature whatsoever which relate to any of the foregoing Assets, all other current assets, goodwill of the Business, licenses and all other tangible and intangible personal property, including the items listed on Exhibit “B” attached hereto and incorporated herein by this reference (the “Other Assets”);

(d)                  Software.  The Software developed by Unitek known as “E-Solutions”, “DCAR” (all versions) and “ATS” (the “Software”);

(e)                  Patents and Trademarks.  All logos, trade names, including the names “Unitek” and “Unitek Technical Services, Inc.”, patents, software licenses, processes, service offering process, service offering products, know-how, sales and marketing materials and presentations, formulae, trade secrets, phone numbers, compositions, designs, drawings, specifications, patterns, blueprints, plans, files, notebooks and records relating to research, engineering and development activities, production data and shop rights, each as it relates to the products or services of the Business or is necessary for the operation of the Business, including those listed on Exhibit “B-3” attached hereto and incorporated herein by this reference (the “Intellectual Property”);

(f)                  Real Property Leases.  The leases for real property listed on Exhibit “B-4” attached hereto and incorporated herein by this reference (the “Real Property Leases”);

(g)                  Personal Property Leases.  The leases for personal property listed on Exhibit “B-5” attached hereto and incorporated herein by this reference (the “Personal Property Leases”);

(h)                  Licenses.  The licenses set forth on Exhibit “B-6” (“Licenses”);

(i)                  Office Furniture and Equipment.  The office furniture used in the Business, no matter where located, including that listed on Exhibit “B-7” attached hereto and incorporated herein by this reference;

(j)                  Equipment.  The equipment used in the Business, no matter where located, including that listed on Exhibit “B-8” attached hereto and incorporated herein by this reference and which includes that certain server downloaded with the Software and which is currently held by Dotnetnuke corp;

(k)                  Fixtures and Leasehold Improvements.  The fixtures and leasehold improvements, including those listed on Exhibit “B-9” attached hereto and incorporated herein by this reference;

(l)                   Internet.  The domain name of “Unitekservices.com”, customizable internet interfaces (Technical Specialists, Lockheed Martin, Parker and etc.) and a copy of the functionality, linkages, visual components, textural elements and non-Bureau Veritas S.A. (“BV”) branded elements (all of the foregoing are collectively, “Elements”) used on the web site to which such domain name currently accesses.  Such copy shall not include any BV logos or other BV proprietary information, and after the Closing Date Unitek, Seller and BV may separately use such Elements on their respective web sites; and

(m)                  Cash Accounts.  Cash  account number 1459411015 and cash account number 1450108995 in Unitek’s name at  Bank of America, N.A. (collectively, the “Cash Accounts”); provided that  Buyer acknowledges and agrees that the balances of  the Cash Accounts shall be zero at the Closing.

1.2                           Excluded Assets.  Notwithstanding Section 1.1, except as specifically set forth in Section 1.1(l), the Assets shall not include the following assets of Seller (the “Excluded Assets”): (a) any shared assets that are owned and/or used by Seller and/or its affiliates and subsidiaries in whole or in part for operations other than the Business, including  any ISO certifications, insurance policies; (b) any assets and records which include information regarding Seller or its affiliates or subsidiaries, including the Deltek and JD Edwards systems, all Microsoft licenses, all websites, brochures and advertising materials, email accounts and IP addresses~~.~~  ; and (c) any contract not listed on Exhibit “A” which is on terms substantially different than Unitek’s standard terms and which Buyer rejects within thirty (30) days after becoming aware of the same (each, a “Rejected Contract”).  Prior to the Closing, Unitek shall transfer and assign the Excluded Assets to Seller, and Seller will assume all obligations with respect to the Excluded Assets.  With respect to any Rejected Contract, Seller may, at Seller’s sole cost and expense, contract directly with inspectors who perform services for Unitek to complete the Rejected Contract work on a subcontract basis, and the retention and performance of any Rejected Contract by Seller shall not violate the provisions of Section 9.2.

1.3                           Purchase Price.  Subject to the adjustments described in Section 1.5 and 1.6, the total maximum purchase price for the Shares (the “Purchase Price”) shall be Two Million Five Hundred Thousand Dollars ($2,500,000.00), payable as follows:

(a)                  An amount of Two Hundred Thirty Thousand Dollars ($230,000.00) (the “Escrow Amount”) delivered by Buyer to an escrow account held by Wells Fargo Bank, N.A. at its office located in Phoenix, Arizona from which account such funds will be delivered to Seller or Buyer by the Escrow Agent in accordance with Section 1.5 of this Agreement and the Escrow Agreement attached hereto as Exhibit “J”.

(b)                  An amount of One Million Two Hundred Seventy Thousand Dollars ($1,270,000.00), as adjusted pursuant to Sections 1.5 and 1.6, payable at the Closing Date by wire transfer to an account designated by Seller.

(c)                  An amount not to exceed of One Million Dollars ($1,000,000.00) (the “Earn Out”) payable to Seller within 15 days after December 31, 2010 (the “Earn Out Date”).  The amount of the Earn Out shall be calculated in accordance with the formula set forth below:

Earn Out = $25,000.00 * (X-80); where X = 2010 Revenues/2008 Revenues * 100.

For purposes of this section the following definitions shall apply:

“2010 Revenues” shall mean the Revenues actually earned by Unitek during the calendar year 2010 from Unitek’s Portfolio of Projects less out-of pocket expenses reimbursed by clients.

“Portfolio of Projects” shall mean all those projects and clients set forth on Exhibit “B-10”.  In determining 2008 Revenues and 2010 Revenues from the Portfolio of Projects, the parties agree that (a) with respect to the companies identified in paragraph 1 of Exhibit “B-10”, all revenues directly contracted with such companies and their subsidiaries shall be included in 2008 Revenues and 2010 Revenues; (b) with respect to the companies identified in paragraph 2 of Exhibit “B-10”, only revenues associated with the specific sites identified therein shall be included in 2008 Revenues and 2010 Revenues; and (c) with respect to the companies identified in paragraph 3 of Exhibit “B-10”, all vendors selected by  such companies to be inspected by Unitek shall be included in 2008 Revenues and 2010 Revenues.

“2008 Revenues” shall mean the Revenues actually earned by Unitek during the calendar year 2008 from Unitek’s Portfolio of Projects less out-of pocket expenses reimbursed by clients, which amount the parties agree is $6,550,451.00.

“Revenues” shall mean revenues from services provided and fees charged to clients, excluding any out-of-pocket expenses reimbursed by clients.

1.4                           Assumption of Liabilities.  Exhibit “B-1” sets forth all of the outstanding liabilities of Unitek as of the Closing Date.   Seller shall cause Unitek to pay, perform and discharge all of the liabilities set forth on Exhibit “B-1” .  It is expressly understood and agreed that after the Closing Date,  Unitek shall not be liable for any of the obligations or liabilities of Seller or Unitek of any kind or nature arising any time prior to the Date of Closing other than (a) obligations and liabilities first arising after the Closing Date with respect to the Assets, (b) the liabilities included in the Working Capital pursuant to Section 1.6, and (c) as set forth in Section 9.1(f).

1.5                           Accounts Receivable Adjustment.  Within 90 days after the Closing, Buyer will deliver to Seller a statement (“Buyer’s Statement”) showing Buyer’s calculation of those Accounts Receivable which Buyer has determined to be uncollectible due to errors in the invoice or deficiencies in the services provided, together with a calculation of what the Accounts Receivable in the Working Capital pursuant to Section 1.6 would have been if calculated taking into account the uncollectible Accounts Receivable (the “Adjusted Accounts Receivable”).  In the event that Seller objects to Buyer’s Statement, then Seller shall transmit such objection to Buyer within ten business days of receipt of Buyer’s Statement.  Such objection shall be in a writing setting forth in reasonable detail the objection and the basis therefor.  In the event no objection is made within such period then Buyer’s Statement shall be binding upon both parties.  In the event that the Buyer’s Statement shows the Adjusted Accounts Receivable are less than the Accounts Receivable on the Seller’s Statement (as defined in Section 1.6), then the Escrow Agent shall disburse to Buyer that portion of the Escrow Amount equal to the difference between the Adjusted Accounts Receivable and the Accounts Receivable on Seller’s Statement, and shall disburse any remaining amount in the Escrow to Seller within 10 days after the amount due is calculated.  In the event that the Escrow Amount is not sufficient to fully cover the amount owed to Buyer, then Seller shall pay any shortfall to Buyer within 10 days after the amount due is calculated.  In the event that the Adjusted Accounts Receivable exceeds the Accounts Receivable on Seller’s Statement, then the Escrow Agent shall pay all of the Escrow Amount to Seller within 10 days after the amount due is calculated.  In the event that Seller timely objects to Buyer’s Statement, then the Escrow Agent shall only retain that portion of the Escrow Amount which is equal to the amount in dispute and all other amounts shall be paid to the applicable parties within 10 days after the amount due is calculated.  Such disputed amount shall be held by the Escrow Agent until both parties have resolved their differences and agreed to the Adjusted Accounts Receivable pursuant to the process described in Section 1.7.

1.6                           Working Capital Adjustment.

(a)                  The working capital shall consist of accounts receivable (“Accounts Receivable”), plus prepaid expenses, plus Deposits, less accounts payable (“Accounts Payable”), payroll payable and taxes payable all as shown on Exhibit “B-2” (the “Working Capital”).  Working Capital shall not include cash, except for the amounts of the Deposits.  No sooner than five days prior to the Closing, Seller shall provide a statement of Working Capital (“Seller’s Statement”) which shall reflect the current status of such accounts and which shall be subject to Buyer’s reasonable approval.  The Accounts Receivable shall only set forth amounts which can be reasonably collected within six months with no extraordinary out of pocket costs.  To the extent that the Working Capital shown on the Seller’s Statement exceeds the Base Working Capital, the Purchase Price paid at Closing shall be increased by the amount of such excess.  In the event the Working Capital on the Seller’s Statement is less than the Base Working Capital, the Purchase Price paid at Closing shall be reduced by the amount of such shortfall.  As used in this Section 1.6, the “Base Working Capital” of the Business means $1,207,360.00, which is the Working Capital as set forth on the Balance Sheet for Unitek at December 31, 2008.

(b)                  Within 90 days after the Closing, Buyer will deliver to Seller a statement (“Buyer’s WC Statement”) showing Buyer’s calculations of the actual Working Capital as of the Closing Date.  In the event that the Buyer’s WC Statement shows that actual Working Capital was less than the Working Capital calculated pursuant to Section 1.6(a), then the Purchase Price shall be reduced by the amount of the shortfall.  In the event that the Buyer’s WC Statement shows that Working Capital was higher than the Working Capital calculated pursuant to Section 1.6(a), then the Purchase Price shall be increased by the amount of equal to the excess.  For the purpose of the Working Capital adjustments contemplated by this Section 1.6(b), Accounts Receivable shall be valued as set forth in Section 1.6(a) and shall not be adjusted (because the adjustment therefor was taken into account and compensated for under Section 1.5).  Within 10 days after Buyer’s delivery of the Buyer’s WC Statement to Seller and if no objection is received by Buyer from Seller prior to such date, then the Working Capital adjustment amount will be paid to the applicable party.  In the event that Seller does timely object to Buyer’s WC Statement, then any disputes shall be resolved in accordance with Section 1.7 of this Agreement.

1.7                           Resolution of Disputes Relating to Sections 1.5 and 1.6.  Buyer and the Seller will attempt to resolve any disputes raised in accordance with Section 1.5 or 1.6 in good faith.  If any such matters remain unresolved by the date that is ten business days after the date on which a party has provided notice of the dispute to the other, either Buyer or Seller may provide written notice to the other that it elects to submit the disputed items to Ernst & Young, LLP, or another nationally recognized independent accounting firm chosen jointly by Buyer and Seller (the “Referee”).  The Referee will promptly review only those items and amounts (and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party) specifically set forth and objected to in a dispute notice delivered pursuant to Section 1.5 or 1.6, as applicable, and resolve the dispute with respect to each such specific item and amount.  Buyer and Seller shall each be responsible for one-half of the fees and expenses of the Referee.  The decision of the Referee with respect to the matters in dispute will be final, conclusive and binding on the parties.  The Referee’s decision shall be based solely on written submissions by Buyer and Seller and their respective representatives and not by independent review.  The Referee shall not hold any hearings, hear any oral testimony or otherwise seek or require any other evidence.  Subject to the foregoing, each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than 20 business days after selection of the Referee.

1.8                           Excise, Property and Other Taxes.  Seller shall pay all sales and any other taxes arising out the transfer of the Shares to Buyer.

2.                             REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the Disclosure Schedule delivered by Seller to Buyer  concurrently with the execution of this Agreement and the Exhibits referenced in this Section 2, Seller represents and warrants to Buyer that:

2.1                           Organization and Standing of Unitek and Seller.  Unitek and Seller are  corporations duly organized, validly existing and in good standing under the laws of Delaware, and have their principal place of business at 5900 Fort Drive, Suite 100, Centreville, Virginia 20121-2425 and11860 W. State Road 84, Suite B-1, Fort Lauderdale, Florida 33325~~.~~ ,respectively.  Unitek and Seller have full corporate power and authority to own their respective assets and operate their respective businesses as heretofore conducted and are fully qualified to transact business and are in good standing in each other jurisdiction in which the nature of the property owned or the business transacted requires such qualification.

2.2                           Authority of Seller.  Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement.  No approvals or consents of any person, including any party to loans, contracts, leases, or other agreements, or any international, federal, state or local authority or administrative agency are necessary to authorize the execution of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

2.3                           Title to Shares.  Seller is the record and beneficial owner of, and has good and marketable title to, the Shares to be sold pursuant hereto, free and clear of any restrictions, security interests, claims, liens or encumbrances; such Shares are validly issued, fully paid and non-assessable; and Seller has the legal right and power to transfer clear and unencumbered title to such Shares pursuant to the provisions of this Agreement.  Seller is the sole shareholder of Unitek, and the 100 Shares represent all of the issued and outstanding shares of Unitek.  Upon delivery of, and payment for, the Shares pursuant to this Agreement, Buyer will acquire good title to such Shares, the Assets will continue to be owned by Unitek free and clear of all restrictions, security interests, claims, liens or encumbrances, and Buyer will become the sole shareholder of Unitek with no obligation to issue additional shares to any party.

2.4                           Corporate Action.  All corporate action on the part of Seller, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of all obligations of Seller under this Agreement has been taken, and this Agreement, when executed and delivered, constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and general principles of equity.

2.5                           Full Disclosure.  None of the representations or warranties made by  Seller in this Agreement, including the Exhibits and the Disclosure Schedule, and none of the information and documents  identified on Exhibit “B-11”  contains or will at the Closing contain any untrue statement of a material fact, or omits or will omit at the Closing to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.6                           Other Documents.  Neither the execution and delivery by Seller of this Agreement, nor the consummation of the transactions contemplated hereby, will result in or constitute (a) a violation of any provision of the Articles of Incorporation or By-Laws of Seller or Unitek; (b) a breach or default, or an event which, with notice or lapse of time or both, would be a breach or default, of any court order, lease, deed of trust, commitment, conditional sales contract, mortgage, note, bond, insurance agreement, license or other instrument or obligation of any type to which Seller or Unitek is now a party or by which Seller or Unitek or any of their respective properties or assets may be bound or affected; or (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Unitek or result in the creation or imposition of any lien, charge or encumbrance on any of the assets of Unitek, due to a change in control restriction of otherwise.

2.7                           Financial Statements.  Exhibit “C” contains true and complete copies of the balance sheets of Unitek as of December 31, 2006, December 31, 2007, December 31, 2008 and August 30, 2009, and the related statements of income and retained earnings for the  years and eight months ending on those dates, respectively, prepared by and signed and verified by an officer of Seller (collectively, the “Financial Statements”).  The Financial Statements are true and complete in all material respects, and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated.  The statements of income and of stockholders’ equity included in the Financial Statements accurately set forth in all material respects the results of operations of Unitek for the respective periods indicated, and the balance sheets included in the Financial Statements present a true and complete statement of the financial condition and assets and liabilities of Unitek in accordance with generally accepted accounting principles as of the respective dates indicated.

2.8                           Adverse Changes.  Since January 1, 2009, there has not been any material adverse change in the financial condition or operations of Unitek.

2.9                           Litigation.  Except as set forth in Exhibit ”D”, there is not pending, or, to the knowledge of  Seller, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Unitek, or any of its Business, Assets (including the Software) or financial condition.  Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Exhibit “D”.  Unitek is not in default with respect to any order, writ, injunction, or decree of any international, federal, state, local, or foreign court, department, agency, or instrumentality.  Except as set forth in Exhibit “D”, Unitek is not presently engaged in any legal action to recover moneys due it or damages sustained by it.

2.10                         Undisclosed Liabilities.  Unitek does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in the Financial Statements, except those incurred thereafter in the ordinary course of business which are usual and normal in amount both individually and in the aggregate.

2.11                         Insurance.  Exhibit “E” attached hereto and incorporated herein by this reference, is a description of all material insurance policies, and the coverage amount of each, held by Unitek concerning the Business and the Assets, except for employee benefit policies.  Unitek has maintained and now maintains:

(a)                  adequate insurance on the Assets of a type customarily issued, covering property damage and loss of income by fire or other casualty; and

(b)                  adequate insurance protection against all liabilities, claims and risks associated with the Assets against which it is customary to insure, including but not limited to insurance for products liability.

Unitek is not in default with respect to the payment of premiums on any insurance policy.  Except as set forth in Exhibit “F”, no claim is pending under any such policy.  Buyer acknowledges Unitek’s policies of insurance are Excluded Assets and, therefore, are not subject matters of this transaction.  Buyer further acknowledges that it shall obtain insurance in an adequate amount to insure against Unitek’s liabilities as of the Closing Date.

2.12                         Clients.  Exhibit “G” is a true and complete list of Unitek’s clients (the “Clients”).  Each Client’s documentation is current, accurate, and sufficient in detail and content in all material respects to identify and provide contact information and past work performed to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others (collectively, “Client Information”).  Unitek and Seller have taken all reasonable security measures to protect the secrecy, confidentiality, and value of this Client Information.  To Seller’s knowledge, the Client Information has not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

2.13                         Contracts and Leases.  The Contracts, Real Property Leases and Personal Property Leases are (a) existing and in full force and effect, and (b) valid and enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.  There are no discounts or extraordinary provisions not on the face of such Contracts, Real Property Leases and Personal Property Leases.  There are not under any of the Contracts (a) to the knowledge of Seller, any existing default or condition, event or act which, with notice or lapse of time, or both, would constitute a default thereunder, or (b) any outstanding notice of cancellation or termination, except for any default, condition, event, act, cancellation or termination which would not materially and adversely affect the Business.

2.14                         Other Contracts.  Except as otherwise disclosed herein, Unitek is not a party to, nor are the Assets bound by, any distributor’s or manufacturer’s representative or agency agreement; any output or requirements agreements; any agreement not entered into in the ordinary course of business; any agreement that is unusual in nature, duration, or amount, or any other contract or agreement which materially affects or relates to the use of the Assets.

2.15                         Compliance with Law.  The operations of the Business have been conducted in accordance with all applicable laws, regulations and other requirements of international law, the United States of America and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Business, the failure to comply with which would have a material adverse effect on the Business.  Unitek or Seller have not received notice of any asserted present or past violation of any applicable international, federal, state or local statute, law or regulation (including OSHA and environmental laws, and any applicable building, zoning or other law, ordinance or regulation) affecting the Business or the Assets, and, to Seller’s knowledge, no such violation exists.  Unitek has procured and has maintained in effect all material local, state, federal and international permits required by virtue of the operation of the Business.  The Licenses set forth on Exhibit “B-6” are all of the material licenses or governmental permits required to conduct the Business.

2.16                         Tax Returns and Audits.  Within the times and in the manner prescribed by law, Unitek or Seller has filed all Tax (defined below) returns required by law and has paid all international, federal, state and local taxes, fees, levies, imposts and other charges of any kind, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, imposed on or with respect to the properties, income and operations of Unitek (collectively, “Taxes”) due and payable.  All such returns are true, complete and correct in all material respects.  There are no present disputes as to Taxes of any nature payable by Unitek.

2.17                         Accounts Receivable.  The Accounts Receivable arose from valid sales in the ordinary course of business and are collectible at their full amount, subject to the reserves therefor set forth in the Financial Statements and established in 2009 in the ordinary course of business.  To the knowledge of Seller, there are no valid defenses, counterclaims or set-offs against such Accounts Receivable, except as reserved against in the Financial Statements or in reserves established in 2009 in the ordinary course of business.

2.18                         Software.  Seller and Unitek have no knowledge of any infringement or alleged infringement by others of the Software.  Unitek has not in the course of using the Software infringed, and is not now infringing, on any trade name, trademark, service mark or copyright belonging to any other person, firm, or corporation.  Seller or Unitek is not a party to any license, agreement, or arrangement, whether as a licensee, licensor, franchisor, franchisee, or otherwise, with respect to the Software.  Unitek owns the Software and copyrights necessary therefor and that use does not, and will not as typically used in the Business, conflict with, infringe on, or otherwise violate any rights of others.  Seller has the right to sell or assign to Buyer the Software and all copyrights in connection therewith.  The source code to the Software has not been disclosed to any other person or entity outside of the Seller or its employees.

2.19                         Intellectual Property Rights.  The manufacture, use, or sale of the inventions, models, designs, and systems covered by the Intellectual Property do not violate or infringe on any patent or any proprietary right of any person, firm, or corporation; and Seller or Unitek has not infringed and is not now infringing on any patent or other right belonging to any person, firm, or corporation.  Seller or Unitek is not a party to any license, agreement or arrangement, whether as licensee, licensor, or otherwise, with respect to the Intellectual Property or any patent, application for patent, inventions, design, model, process, trade secret, or formula.  Unitek has, and will after the Closing have, the right and authority to use the Intellectual Property and such inventions, trade secrets, processes, models, designs and formulae as are necessary to enable Buyer to conduct and to continue to conduct all phases of the Business, and that use does not, and will not, conflict with, infringe on, or violate any patent or other rights of others.

2.20                         Employment Contracts and Benefits.  Exhibit  “K”, attached hereto and incorporated herein by this reference, is a list of all of Unitek’s and Unitek’s Affiliates’ (as defined in Section 2.22) material employment contracts, collective bargaining agreements, and pension, bonus, profit sharing, stock option, or other agreements providing for employee remuneration or benefits with or to any of the current employees of Unitek.  To Seller’s knowledge, Unitek is not in default under any of these agreements.  The payments, if any, required pursuant to the Retention Agreements in favor of Balsamo, Jones, Pollard and Jeon included in Exhibit “K” will be paid by Seller.

2.21                         Personnel.  Exhibit “H” is a list of the names of employees of Unitek, stating (a) the rates of compensation payable to each, (b) any accrued but unpaid vacation allowances in favor of each, (c) any accrued but unpaid sick leave amounts payable to each, and (d) any other accrued but unpaid compensation or other benefits payable to each.

2.22                         Use of Corporate Name.  After the Closing Date, Seller shall not, and Seller shall cause all of the  subsidiaries and affiliates of BV, including BV, based or operating in the United States (collectively, “Affiliates”) to not, use or employ in any manner, directly or indirectly, the name “Unitek” or any similar names.  To the knowledge of Seller, no other party has obtained the right to use the name “Unitek”.  Seller shall execute any and all documents reasonably necessary to continue to vest in Unitek the right to use the web site utilizing the name “Unitek”.

2.23                         Trade Secrets.  Exhibit “L” is a true and complete list of Unitek’s formulae, processes, know how, and trade secrets (the “Trade Secrets”).  The specific location of each Trade Secret’s documentation is also set forth in Exhibit “L”.  Each Trade Secret’s documentation is current, accurate, and sufficient in detail and content in all material respects to identify and explain it and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.  Unitek is the sole owner of each of these Trade Secrets.  Seller and Unitek has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these Trade Secrets.  The Trade Secrets are presently valid and protectable and are not part of the public knowledge or literature; nor to Seller’s knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Unitek.

3.                             REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

3.1                           Organization and Standing of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, has its principal place of business at 4 Post Office Square Road, Acton, Massachusetts 01720, has full corporate power and authority to own its assets and operate its business as heretofore conducted and is fully qualified to transact business and is in good standing in each other jurisdiction in which the nature of the property owned or the business transacted requires such qualification.

3.2                           Authority of Buyer.  Buyer has the right, power and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any person, including any party to loans, contracts, leases, or other agreements, or any international, federal, state or local authority or administrative agency are necessary to authorize the execution of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

3.3                           Corporate Action.  All corporate action on the part of Buyer, its officers and directors necessary for the authorization, execution, delivery and performance of all obligations of Buyer under this Agreement has been taken and this Agreement, when executed and delivered, shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and general principles of equity.

3.4                           Other Documents.  Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby, will result in or constitute (a) a violation of any provision of the Articles of Incorporation or By-Laws of Buyer; (b) a breach or default, or an event which, with notice or lapse of time or both, would be a breach or default, of any court order, lease, deed of trust, commitment, conditional sales contract, mortgage, note, bond, insurance agreement, license or other instrument or obligation of any type to which Buyer is now a party or by which Buyer or any of its properties or assets may be bound or affected; or (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Buyer or result in the creation or imposition of any lien, charge or encumbrance on any of the assets of Buyer.

3.5                           Litigation.  There is no action, suit, claim, proceeding or investigation pending, or to Buyer’s knowledge threatened against or for the benefit of Buyer before or by any international, federal, state, municipal or other governmental court, agency or instrumentality which would prevent Buyer’s performance of this Agreement and the transactions contemplated hereby.

3.6                           Full Disclosure.  None of the representations or warranties made by Buyer in this Agreement or in the Exhibits hereto contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained herein not misleading.

3.7                           Funds Available.  Buyer has readily available funds to pay the Purchase Price and satisfy its other obligations under this Agreement.

4.                             SELLER’S OBLIGATIONS PRIOR TO CLOSING

4.1                           Access to Assets.  Prior to Closing, Seller shall cause Unitek to permit Buyer and the authorized representatives and designees of Buyer to have reasonable access during normal business hours to the Assets and the books and records of Unitek and Seller related thereto.

4.2                           Regular Course of Business.  Prior to Closing, Seller shall cause Unitek to operate the Business diligently and substantially in the same manner as heretofore conducted.  Seller  shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Unitek as of the date of this Agreement.

4.3                           Insurance; Use of the Assets.  Prior to Closing, Seller shall cause Unitek to maintain Unitek’s existing insurance subject to variations in amounts required by the ordinary operations of the Business.  Seller shall cause Unitek to use, operate, maintain and repair the Assets in a reasonably efficient manner consistent with past practice.

4.4                           Certain Changes.  Prior to Closing, Seller shall prevent Unitek from:

(a)                  Permitting or allowing any of the Assets to be subjected to any mortgage, pledge, lien or encumbrance;

(b)                  Selling, transferring, assigning or otherwise disposing of any of the Assets; or

(c)                  Agreeing, whether in writing or otherwise, to do any of the foregoing.

4.5                           No Default.  Prior to Closing, Seller shall not do any act or omit to do any act, or permit any act or omission which will cause a breach of any warranty made in this Agreement.

4.6                           Preservation of Business.  Prior to Closing, Seller shall cause Unitek to use its commercially reasonable efforts to preserve its business organization intact, to keep available to Unitek its present officers and employees, and to preserve existing business relationships relating to or in connection with the Business.

4.7                           New Transactions.  Prior to Closing, Seller shall prevent Unitek, without Buyer’s written consent, from doing or agreeing to do any of the following acts with respect to the Business:

(a)                  Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business; or

(b)                  Sell or dispose of any Asset.

4.8                           Existing Agreements.  Prior to Closing, Seller shall cause Unitek not to amend, cancel, or terminate any of the Assets, or agree to do any of those acts.

4.9                           Compliance with Laws.  Prior to Closing, Seller shall cause Unitek to duly comply in all material respects with all laws applicable to the operation of the Business.

4.10                         Confidentiality.  Prior and subsequent to Closing, Seller agrees that Seller and its officers, directors, and other representatives will not divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Buyer, including personnel information, secret processes, know-how, customer lists or other technical data.  Seller acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence.  Seller’s obligations under this Section 4.10 shall continue in full force and effect notwithstanding the termination of this Agreement.

4.11                         Tax Clearance Certificates.  Prior to the Closing, Seller shall furnish to Buyer tax clearance certificates from all government agencies to which Unitek has paid Taxes and which issue such certificates, evidencing the payment of all Taxes owned and accrued prior to Closing.

4.12                         Employees.   Prior to Closing, Seller or Unitek shall cause all accrued time and amounts, including pay, accrued 2009 performance bonuses and vacation, sick and overtime amounts and all other benefits to be paid to the employee who has earned the same.  Buyer and Unitek after the Closing Date shall not assume any obligation to honor such time or pay any amount or benefit in connection with the accrual of such amounts, benefit or time.  Prior to the Closing, Seller or Unitek shall terminate all employment agreements so that each employee shall be deemed an “at will” employee at the Closing.

4.13                         Cash Accounts.  Immediately after Closing, Seller shall:

a.                             Cancel all existing signature cards for each of the Cash Accounts ;
b.                             Stop all withdrawals by Seller or its affiliates from each Cash Account; and
c.                             Transmit all check stocks on both Cash Accounts to the attention of Pyong Jeon at Unitek’s main office in Centreville, Virginia.

5.                             BUYER’S OBLIGATIONS PRIOR TO CLOSING

5.1                    No Default.  Prior to Closing, Buyer shall not do any act or omit to do any act, or permit any act or omission which will cause a breach of any warranty made in this Agreement.

5.2                    Confidentiality.  Prior and subsequent to Closing, Buyer agrees that Buyer and its officers, directors, and other representatives will not divulge, communicate, use to the detriment of Seller or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller, including personnel information, secret processes, know-how, customer lists or other technical data.  Buyer acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence.  Buyer’s obligations under this Section 5.2 shall continue in full force and effect notwithstanding the termination of this Agreement.

6.                             CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE

Each and every obligation of Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:

6.1                           Representations and Warranties True at Closing.  All representations and warranties of Buyer set forth in this Agreement and in the Exhibits will be true and correct in all material respects as of the Closing Date as if made on that Date.

6.2                           Performance.  Buyer shall have performed and complied with in all material respects all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

6.3                           No Governmental Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

7.                             CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE

Each and every obligation of Buyer under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Buyer:

7.1                           Representations and Warranties True at Closing.  All representations and warranties of Seller set forth in this Agreement and in the Exhibits and the Disclosure Schedule will be true and correct in all material respects as of the Closing Date as if made on that Date.

7.2                           Performance.  Seller shall have performed, satisfied, and complied with in all material respects all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3                           No Governmental Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

7.4                           Adverse Changes.  During the period from January 1, 2009 to the Closing Date, there shall not have occurred any materially adverse change in the operation, financial condition, liabilities or Assets of the Business or the Shares.

7.5                           Payment of Taxes.  All past-due tax liabilities of Unitek, including all sales, use, income, property, payroll, withholding and any other international, federal, state or local taxes and assessments, shall be paid by Seller on or before the Closing Date or reflected in the Working Capital.

7.6                           Consents.  All necessary consents of any third parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

7.7                           Approval of Documentation.  The form and substance of all certificates, instruments and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

8.                             THE CLOSING

8.1                           Time and Place.  The Closing hereunder shall take place at the respective offices of Buyer and Seller, on November 30, 2009 at 8:30am PST or at such other time and place as the parties may agree (the “Closing Date”).  If the parties agree and if feasible, the Closing of these transactions and the exchange of documents and payments may be done by overnight mail or similar delivery arrangements.

8.2                           Buyer’s Obligations at Closing.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)                  The Purchase Price less the Escrow Amount and the Earn Out, in accordance with Section 1.3(b);

(b)                  Certified resolutions of the Board of Directors  authorizing the execution and performance of his Agreement and all actions to be taken by Buyer under this Agreement;

(c)                  A certificate executed by a duly authorized officer of Buyer certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

(d)                  A license agreement, in the form attached hereto as Exhibit “I” (the “License Agreement”), pursuant to which Buyer and Unitek shall grant to Seller and its Affiliates a royalty free perpetual license to use the Software, duly executed by Buyer;

(e)                  The Escrow Agreement, duly executed by Buyer; and.

(f)                   The Transition Service Agreement in the form attached hereto as Exhibit “M” (“Service Agreement”), duly executed by Buyer.

8.3                           Seller’s Obligations at Closing.  At the Closing, Seller shall deliver or caused to be delivered to Buyer:

(a)                  Certified resolutions of the Board of Directors and shareholder authorizing the execution and performance of his Agreement and all actions to be taken by Seller under this Agreement;

(b)                  A certificate executed by a duly authorized officer of Buyer certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

(c)                  A duly executed stock power with respect to the Shares;

(d)                  The License Agreement, duly executed by Seller;

(e)                  The Escrow Agreement, duly executed by Seller; and

(f)                  The Service Agreement, duly executed by Seller.

9.                             OBLIGATIONS AFTER CLOSING

9.1                           Indemnification.  The parties agree to provide indemnification to each other as provided in this Section 9.1.

(a)                  Indemnification by Seller.  Subject to the provisions of this Section 9.1, Seller hereby covenants and agrees that, Seller shall indemnify and defend Buyer and its stockholders, directors, officers, employees and agents, and each of their successors and assigns (each, individually, a “Seller Indemnified Party”) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties and expenses (including reasonable attorney’s fees and costs and interest which may be imposed in connection therewith and court costs) (collectively, “Losses”) incurred by any of them, directly or indirectly, in connection with any breach of or any inaccuracy in any of the representations, warranties, covenants or agreements made by Seller in this Agreement.

(b)                  Indemnification by Buyer.  Subject to the provisions of this Section 9.1, Buyer hereby covenants and agrees that Buyer shall indemnify and defend Seller and its stockholders, directors, officers, employees and agents, and each of their successors and assigns (each, individually, a “Buyer Indemnified Party”) and hold them harmless from, against and in respect of any and all Losses incurred by any of them, directly or indirectly, in connection with any breach of or any inaccuracy in any of the representations, warranties, covenants or agreements made by Buyer in this Agreement.

(c)                  Notice and Process.  If by reason of the claim of any third person relating to any of the matters as to which either Seller or Buyer have an obligation to indemnify any Seller Indemnified Parties or Buyer Indemnified Parties pursuant to this Agreement, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any Seller Indemnified Party or Buyer Indemnified Party, then the indemnifying party shall also, promptly upon demand, furnish an indemnity bond or take other actions satisfactory to the indemnified party to obtain the prompt release of such lien, attachment, garnishment or execution.  If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third person against a Seller Indemnified Party or a Buyer Indemnified Party, the indemnifying party shall be entitled to notice of and shall at the election of a Seller Indemnified Party or a Buyer Indemnified Party (without prejudice to the right of any Seller Indemnified Party or Buyer Indemnified Party to fully participate at the indemnifying party’s expense through counsel of its own choosing) defend or prosecute such claim at the indemnifying party’s expense and through counsel of the indemnifying party’s own choosing, as reasonably approved by the Seller Indemnified Party or Buyer Indemnified Party; provided, however, that if the defendants in any action shall include both the indemnifying party and an indemnified party, and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, each indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party.  The Seller Indemnified Party or Buyer Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this paragraph, for all reasonable costs and expense incurred by it in connection therewith.

(d)                  Subrogation.  If an indemnified party receives payment or other indemnification from the indemnifying party hereunder with respect to any claim or demand by any third person against the indemnified party, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the indemnified party may be entitled, to institute appropriate action for the recovery thereof, and the indemnified party agrees to provide reasonable levels of assistance and cooperation to the indemnifying party (but only if such does not involve expense to the indemnified party) in enforcing such rights.

(e)                  No Consequential Damages.  Notwithstanding any other provision of this Agreement, the liability of each party to this Agreement resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party, and each party hereto hereby waives its right to recover from the other party consequential, punitive, exemplary, and speculative damages, including lost profits.  This Section 9.1 (e) shall not limit the remedies available to Buyer in connection with a breach of Sections 9.2 and 9.4.

(f)                   Allocation of Liability.  Notwithstanding any other  provision of this Agreement, Seller shall not be obligated to provide indemnification pursuant to this Section 9.1 unless and until, and only to the extent, that the aggregate of all Losses suffered by the Seller Indemnified Parties exceeds fifteen thousand dollars ($15,000).  Further, Seller shall be obligated to provide indemnification pursuant to this Section 9.1 only in connection with the first one million dollars ($1,000,000.00) of Losses and then that portion of any Losses exceeding two million dollars ($2,000,000.00) up to three million five hundred thousand dollars ($3,500,000.00), with Buyer foregoing any claims for indemnification for Losses between one million dollars ($1,000,000.00) and two million dollars ($2,000,000) and claims in excess of three million five hundred thousand dollars ($3,500,000.00) .  Notwithstanding the foregoing, no minimum or maximum dollar limitation shall apply to Losses arising from any claim with respect to the covenants, representations and warranties contained in Section 2.16 relating to Taxes and Section 2.20 relating to payment of any retention payments, or the covenants and agreements of Seller set forth in Sections 9.2, 9.5 or 9.6.

(g)                  Exclusive Remedy.  Except as set forth in Section 9.2 and Section 10.6, the parties’ indemnification obligations set forth in this Section 9.1 shall constitute each party’s sole and exclusive remedy for indemnifiable Losses in respect of any breach of or default under this Agreement by any party, and each party hereby waives and releases any and all statutory, equitable, or common law remedy for Losses any party may have in respect of any breach of or default under this Agreement.

9.2                           Restrictive Covenants.  In consideration for the payment by Buyer of the Purchase Price, Seller agrees that it will not and shall prevent Seller’s Affiliates from, at any time within the five-year period immediately following the Closing Date, directly or indirectly engage in, or have any interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in a business similar to the “Competing Business” in the United States of America.  For the purpose of this Section 9.2, “Competing Business” shall mean the business of providing qualified personnel to execute quality inspection and verifications services under clients' Supplier and Vendor Quality Management and Assurance programs for the aerospace and defense industries . Specifically, but not limited thereto, Seller and Seller’s Affiliates shall not, during such period, market in the United States or solicit for business located in the United States for the services performed in connection with the Competing Business.  If any court of competent jurisdiction shall determine that the restrictions contained in this paragraph shall be void, voidable or unenforceable for any reason, it is the intent of the parties that the restrictions herein contained shall be construed by such court so that the restrictions are limited to conform with prevailing law and to that extent the restrictions shall be enforced.  The parties acknowledge and agree that the restrictions contained in this section are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller in binding Seller to these restrictions.  In the event of a breach or a threatened breach by Seller or Seller’s Affiliates of these restrictions, Buyer shall be entitled to an injunction restraining Seller and Seller’s Affiliates from such breach or threatened breach without having to establish monetary damage; provided, however, that the right to injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach. Notwithstanding the foregoing, Seller and Seller’s Affiliates shall not be in breach of this Section 9.2 on account of retaining and performing any Retained Contracts.  This Section 9.2 shall not be subject to the provisions of Sections 9.1(e), (f) and (g).

9.3                           Employee Benefits.  No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Unitek (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Buyer, and neither Buyer nor Unitek shall be required to continue any such plan, fund, program or arrangement after the Closing Date.  The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Buyer and Unitek, after the Closing Date, shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date.  All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by Unitek therefor shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan.  All employees of Unitek who are employed by Unitek on or after the Closing Date shall be new employees of Unitek and any prior employment by Unitek of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Unitek may make available to its employees.

9.4                           Non-Solicitation.  As of the Closing Date, Buyer shall offer employment to, and Seller shall use its commercially reasonable efforts to assist Buyer in employing as new employees of Unitek all persons presently engaged in the Business who are identified by Buyer prior to the Closing Date (the “Employees”).  Until the first anniversary of the Closing Date, Seller will not, and Seller shall cause Seller’s Affiliates to not, directly or indirectly solicit or offer employment to any Employee (i) who did not continue as an employee of Unitek after the Closing Date, or (ii) who is then an employee of Unitek, or (iii) who has terminated such employment without the consent of Buyer within 180 days of such solicitation or offer; provided, however, that this prohibition shall not apply to general solicitations by Seller or Seller’s Affiliates not directed toward any specific person; and provided further, that Seller and Seller’s Affiliates shall not be prohibited from hiring any person who initiates contact with Seller or Seller’s Affiliates about employment.

9.5                           Continuation of Insurance.  Seller shall continue for a period of five years after the Closing Date a policy of insurance naming Unitek as additional insured which policy shall cover any and all professional liability arising out of Seller’s and Unitek’s conduct of the Business prior to the Closing Date.  Such policy shall have at least a $1,000,000 limit per single occurrence and at least a $ 2,000,000 aggregate limit with no deductibles.  Seller upon Buyer’s request shall furnish written evidence of such policy.  Such policy shall require the insurance company to give Buyer at least 30-days’ prior written notice of such policy’s termination.

9.6                           Tax Matters.

(a)                   Tax Returns.

(i)                  Seller shall control the preparation at Seller’s reasonable expense of all Tax returns of Unitek that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date.  Federal and State tax returns for the period(s) ending before or on the Closing Date shall be completed, and filed by Seller by September 30, 2010 with a copy provided to Buyer.  Buyer shall cause Unitek to cooperate with Seller in filing such Tax returns in a timely manner.  Buyer shall control the preparation of all federal, state or local Tax returns of Unitek for taxable years beginning and ending after the Closing Date.

(ii)                  With respect to any Tax returns the preparation of which is controlled by Seller (as provided above) or that relate to taxable periods beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”), items set forth on such Tax returns shall be treated in a manner consistent with the past practices of Unitek with respect to such items unless otherwise required by law, and such Tax returns shall not be filed without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(iii)                  Seller shall not, and shall not cause or permit Unitek to, file or cause to be filed any amended Tax return or claims for refund with respect to any period ending prior to the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, nor shall Buyer file or cause or permit to be filed any amended Tax return or claims for refund for Unitek for any period ending on or prior to the Closing Date or for the Overlap Period, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(b)                  Payment of Taxes.  Seller shall be responsible and liable for the timely payment of all Taxes for all periods ending on or prior to the Closing Date and for the portion of the Overlap Period that ends on the Closing Date (“Pre-Closing Periods”).  Except as otherwise provided, all Taxes and Tax liabilities with respect to the income, property or operations of Unitek that relate to the Overlap Period shall be apportioned between Seller and Buyer as determined from the books and records of Unitek as though the taxable year of Unitek terminated at the close of business on the Closing Date.  Buyer shall be liable for Taxes of Unitek that are attributable to the portion of the Overlap Period beginning on the day following the Closing Date and thereafter and for any Taxes of Unitek that are attributable to transactions on the Closing Date that occur after the Closing and out of the ordinary course of business of Unitek.

(c)                  Cooperation and Exchange of Information.  Buyer and Seller will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax return, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes.

9.7                           Forwarding of E-mails.  Seller agrees to forward to Unitek during the one year period after the Closing all e-mails received by Seller in connection with the Business.  Seller shall use commercially reasonable efforts to establish a procedure for automatically forwarding such e-mails to Unitek.

10.                           MISCELLANEOUS

10.1                         Survival of Representations and Warranties.  No representations or warranties whatsoever are made by any party, except as specifically set forth in this Agreement, the Exhibits or, in the case of Seller, the Disclosure Schedule.  The representations and warranties made by the parties in this Agreement shall survive the Closing for a period of three years; provided, however the three year limitation shall not apply to the representations and warranties made by Seller pursuant to Section 2.16 with respect to the Taxes, and the covenants and agreements to be performed or complied with by the parties under this Agreement shall survive the Closing in accordance with their terms.

10.2                         Risk of Loss.  Notwithstanding anything to the contrary contained herein, Seller shall bear all risk of loss, damage, or destruction to the Assets prior to the Closing Date.  In the event of any such loss, damage or destruction, Seller shall promptly replace or repair any such lost, damaged or destroyed item, or, at Buyer’s option, the consideration payable pursuant to Section 1.2 shall be reduced by an amount reasonably allocated to such item and agreed to by Seller.

10.3                         Further Actions and Assurances.  Each party agrees that upon the request of the other it will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may be reasonably required, to carry out the obligations of such party hereunder and to consummate the transactions contemplated hereby.

10.4                         Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver and no waiver shall be binding unless executed in writing by the party making the waiver.  The parties hereto, by mutual consent, may amend or modify this Agreement in such manner as may be agreed upon by a written instrument executed by such parties.

10.5                         Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties to it and their respective successors, and assigns; provided, however, that neither Buyer nor Seller may assign any of its rights under this Agreement, except to a wholly owned subsidiary corporation of such party, or to a successor to its business.  No such assignment by Buyer or Seller shall relieve such party of any of its obligations or duties under this Agreement.

10.6                         Specific Performance and Waiver of Rescission Rights.  Each party’s obligation to this Agreement is unique.  If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party or parties, in addition to any other rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy and damages will be adequate.  Notwithstanding any breach or default by any of the parties by any of their respective representations, warranties, covenants or agreements under this Agreement if the purchase and sale contemplated by it shall be consummated after Closing, each of the parties waives any of rights that it or they may have to rescind this Agreement or the transaction consummated by it; provided, however, that this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under the law.

10.7                         Binding Effect.  Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person other than the parties hereto and their respective successors, Affiliates and assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any other entity to either party hereto, nor shall any provision hereof give any entity any right of subrogation against, or action against any party to this Agreement.

10.8                         Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon the date of such service if served personally upon the party for whom intended, or if mailed by registered or certified mail, postage prepaid, to such party at its address as hereinafter shown, or as otherwise designated by such party in writing:

To Seller:                                     U.S. Laboratories, Inc.
11860 W. State Road 84, Suite B-1
Fort Lauderdale, Florida 33325
Attention:  Heather B. Bush, Esq.

With a copy to:                           Ballard Spahr LLP
  3300 North Central Avenue, Suite 1800
  Phoenix, Arizona 85012-2518
  Attention:  Karen C. McConnell, Esq.

To Buyer:                                     NQA, , Inc.
4 Post Office Square Road
Acton, Massachusetts 01720
Attention:  Kevin Beard

   With a copy to:                            NTS
501 Sally Place
Fullerton, CA 92831
  Attention:  Cynthia R. Maher

Notice shall be deemed to have been given three business days after the date so mailed.

10.9                         Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10                       Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

10.11                       Legal Fees.  Should suit be brought to enforce this Agreement or by reason of any claimed default in the performance hereof by any party, the prevailing party in such suit shall be awarded reasonable attorneys’ fees in the defense or prosecution thereof as part of the judgment eventuating in such suit.

10.12                       Expenses.  The parties hereto shall each be responsible for the payment of any and all of their own expenses, including the fees and expenses of counsel, accountants, and other advisors, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

10.13                       Consent.  Whenever the consent or approval of any party to this Agreement is required or requested pursuant to the provisions of this Agreement, the same shall not be unreasonably withheld.

10.14                       Severability.  The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions.

10.15                       Brokers.  Each of the parties represents and warrants that they have not dealt with a broker or finder, and they know of no broker or other person entitled to any commission or fee, in connection with the transaction contemplated by this Agreement.  Seller shall solely be responsible to make any payments due to a broker claiming compensation through Seller.

10.16                       Exhibits.  All exhibits attached to this Agreement are incorporated in and made a part of this Agreement by this reference.

10.17                       Time of Essence.  Time is expressly made of the essence with respect to the performance by Buyer and Seller of each and every obligation and condition of this Agreement.

10.18                       Dispute Resolution.

(a)                  Mediation.  The parties agree to submit any controversy or claim arising out of or relating to this Agreement that cannot be settled through negotiation to mediation prior to commencing arbitration pursuant to Section 10.18(b).  The parties will attempt in good faith to agree on a neutral mediator to resolve the dispute.  The mediation will follow the procedures set forth in the American Arbitration Association Commercial Mediation Rules.  If the parties cannot agree on a mediator within 20 days after mediation has been demanded, they will submit the dispute for mediation to be administered by the American Arbitration Association under the Commercial Mediation Rules.  Neither party may commence or pursue arbitration or litigation until this non-binding mediation has been conducted and concluded.  The parties agree that, upon initiating mediation, they will agree with the mediator on a time at least five days before the mediation to submit and exchange with one another detailed position papers.  The position papers shall include a factual recitation of the dispute, each party’s position on the facts and the law, the party’s assessment of the likely outcome and its/their position on settlement.  Each party will bear its own expenses incurred (including attorneys’ fees) in connection with the mediation, and will equally share the mediator’s fees and expenses.

(b)                  Arbitration.  If the parties are unable to resolve their dispute by mediation pursuant to Section 10.16(a), the dispute shall be settled by arbitration in Delaware in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award ordered by the arbitrator may be entered in any court having jurisdiction.  The prevailing party in the arbitration will be entitled to recover reasonable expenses, including reasonable attorneys’ fees and costs.

10.19                       Construction.  The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions.  The parties have participated jointly in negotiating and drafting this Agreement.  If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  Any reference to any statute shall be deemed to refer to the statute, as amended, and to all rules and regulations promulgated thereunder, as amended, unless the context requires otherwise.  The word “include” or “including” means include or including, without limitation.  The phrases “to Seller’s knowledge” or “known to Seller” or similar phrases means the actual knowledge of the following persons, without duty of inquiry: Luis Damasceno, Pedro Guimaraes, Pyong Jeon and Greg Rzonca.

10.20                       Press Releases.  Except as required by applicable law, neither Seller nor Buyer shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other, which approval shall not be unreasonably withheld.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

NQA, Inc.,
a Massachusetts corporation

By:	/s/ Kevin Beard
Kevin Beard, President

SELLER:

U.S. Laboratories, Inc.,
a Delaware corporation

By:	/s/ Pedro Guimaraes
Pedro Guimaraes, President